UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2005

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place
Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On October 31, 2005, the Board of Directors of Advanced Medical Optics, Inc. (“AMO”) approved a product rationalization and repositioning plan covering the discontinuation of non-strategic cataract surgical and eye care products and the elimination or redeployment of resources that support these product lines. The plan also includes organizational changes and potential reductions in force in manufacturing, sales and marketing associated with these product lines, as well as organizational changes in research and development and other corporate functions designed to align the organization with AMO’s strategy and strategic business unit organization.

The plan further calls for increasing AMO’s investment in key growth opportunities, specifically its refractive implant product line and international laser vision correction business, and accelerating the implementation of productivity initiatives.

Certain foreign jurisdictions have laws and regulations which require consultations and negotiations with works councils, labor organizations and local authorities. The outcome of these discussions will determine, in part, the restructuring steps to be implemented and the associated cost. Therefore, the final costs of the business repositioning plan may be significantly different from our initial estimates.

AMO expects to incur business repositioning charges for restructuring actions relating to severance, relocation and other one-time termination benefits, inventory and other asset write-offs, incremental costs for transition and implementation activities and contract terminations. AMO currently estimates that the non-recurring pre-tax charges resulting from the business repositioning will be in the range of $70 to $80 million, of which $43 million to $48 million are expected to be cash expenditures. Charges associated with this plan are expected to be incurred primarily in the fourth quarter of 2005 and the first half of 2006. AMO expects to complete these activities in 2006.

Business repositioning charges for severance, relocation and other one-time termination benefits are estimated to be in the range of $18 million to $20 million. The associated workforce reduction activities and related charges are expected to begin in the fourth quarter of 2005 and be completed in the first half of 2006. As noted above, the final costs of the business repositioning plan will be impacted by the outcome of the discussions and negotiations with works council, labor organizations and local authorities.

Estimated charges for inventory and other asset write-offs are expected to be in the range of $27 million to $32 million. These estimated charges are primarily for excess inventory, product returns, leasehold improvements and related assets at impacted facilities and other asset write-offs. These charges are expected to be recognized primarily in the fourth quarter of 2005 and continue through the first half of 2006.

Incremental costs for transition and implementation activities to accelerate manufacturing and operational productivity and product and brand repositioning activities are estimated to be in the range of $21 million to $23 million. These costs will be recognized as the related services and actions occur over the course of the next several quarters through the first half of 2006.

Restructuring charges for contract terminations, primarily for leases and purchase commitments, are estimated to be in the range of $4 million to $5 million and will be recognized primarily in the fourth quarter of 2005.

Statements made by AMO in this report on Form 8-K, including but not limited to statements regarding its restructuring plans (including the anticipated costs and timing of such actions), and its anticipated reduction in force, that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and include comments that express AMO’s opinion about trends and factors that may impact future operating results. Disclosures that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements rely on a number of assumptions concerning future events, many of which are outside of AMO’s control, and involve risks and uncertainties that could cause actual results to differ materially from opinions and expectations, including but not limited to the outcome of the required consultations and negotiations with works councils, labor organizations and local authorities, AMO’s ability to implement the plan according to the timetable and to the extent currently anticipated, unanticipated expenditures incurred in connection with the plan, and AMO’s ability to make accurate cost projections. More information about potential factors that could affect AMO’s business and financial results is included in the section entitled “Certain Factors and Trends Affecting AMO and its Businesses” included in AMO’s 2004 Annual Report on Form 10-K and second quarter 2004 Form 10-Q. AMO does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this filing except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC. (Registrant)

Date: November 2, 2005	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner, Corporate Vice President, General Counsel and Secretary